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Exhibit 12

Tyson Foods, Inc.
Ratio of Earnings to Fixed Charges
December 27, 1997
(Dollars in millions)


                                                1998         1997
Fixed Charges:
  Interest Expense                             $ 27.2       $ 28.8
  Interest Income                                 2.9          1.0
  Interest Capitalized                            0.5          0.7
  Interest Allocated to Beef Division             0.0          0.9
  Amortization of Debt Discount                   0.1          1.0
  Interest Portion of Rental Expense (33%)        2.5          2.8
                                                -----        -----
Total Fixed Charges (A)                          33.2         35.2
                                                =====        =====
Earnings:
  Net Income                                     44.9          44.6
  Provision for Income Taxes                     26.4          61.0
  Fixed Charges                                  33.2          35.2
  Less Capitalized Interest                      (0.5)         (0.7)
                                               ------        ------
Earnings and Fixed Charges (B)                 $104.0        $140.1
                                               ======        ======
Ratio of Earnings to Fixed Charges (B/A)         3.13          3.98
                                                 ====          ====

For purposes of computing the above ratios of earnings to fixed charges, "earnings" consist of income from continuing operations before income taxes and fixed charges (excluding capitalized interest). "Fixed charges" consist of (i) interest on indebtedness, whether expensed or capitalized, but excluding interest to fifty-percent owned subsidiaries (ii) the Company's proportionate share of interest of fifty-percent owned subsidiaries, (iii) that portion of rental expense the Company believes to be representative of interest (one-third of rental expense) and (iv) amortization of debt discount and expense.


















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